Exhibit 99.1

U.S. Gold Corp. Letter to Shareholders

ELKO, NV, October, 2020 – U.S. Gold Corp. (NASDAQ: USAU) (the “Company”), a gold exploration and development company, is pleased to provide the following Letter to Shareholders.

Dear U.S. Gold Corp. Shareholder:

I would like to provide an update on the progress of our corporate and business initiatives since the issuance of our last shareholder letter in May 2019. Despite the global pandemic, this past year has been an exciting time for the gold sector, particularly over the last six months. Since marking a low of around the $1,500 an ounce level during the March 2020 COVID-19 pandemic sell-off, gold has since risen up to the $2,000 level. Although the market is currently experiencing a healthy short-term consolidation, this upswing has brought renewed interest and investment capital into the junior gold exploration sector. We are bullish on gold and believe this bull market will continue. We are seeing governments and central banks around the globe flooding the capital markets with both fiscal and monetary stimulus, and real interest rates are negative in many of the world’s currencies, leading us to believe that the landscape for gold will be favorable in the coming months and years.

Over the course of the past year, we have accomplished several initiatives that we believe should create long-term value. These include:

●	Our recent acquisition of Northern Panther Resource Corporation, which provided:
	○	The Challis Gold Project in Idaho
	○	Additional capital
	○	Key industry shareholders
●	The strengthening of our management team with:
	○	Appointment of George Bee as President
	○	Appointment of Eric Alexander as Chief Financial Officer
●	Commencement of the CK Gold Project Pre-Feasibility Study
●	Continued advancement of our exploration portfolio

Although we are confident that U.S. Gold provides a promising opportunity, we are, nevertheless, mindful that there is risk involved, as there is for all junior exploration and development companies, and this is why we intend to advance in a conservative and methodical manner. We believe we are highly undervalued compared to our peer group with similarly defined resources and we believe there are many opportunities ahead to unlock significant value for our shareholders.

As of the writing of this letter, we have projects in three of the best mining-friendly states in the U.S. – Wyoming, Nevada and Idaho.

Suite 102, Box 604	www.usgoldcorp.gold
1910 E Idaho Street	ir@usgoldcorp.com
Elko, NV 89801	+1-800-557-4550

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Acquisition of Northern Panther Resource Corporation

On August 12, 2020, we announced the acquisition of Northern Panther Resource Corporation (NPRC). NPRC is a private Nevada corporation, founded by some of the leading names in the mining industry. The primary asset in NPRC is the Challis Gold Project. The Challis Gold Project is located in the State of Idaho, just 75 kilometers southwest of Salmon, in the Challis volcanics. The Challis Gold project is a low sulfidation, gold/silver epithermal vein and stockwork deposit, intersecting northwest – northeast trending shear structures in a window of sedimentary rocks exposed through the Challis volcanics.

The Challis Gold Project has been on Robert (Bob) Schafer’s watch list for many years. Bob is an extremely accomplished and well-known mining industry veteran who has traveled the globe looking at high-potential mining projects. Bob was the founder of NPRC and believes there is tremendous potential upside in the Challis Gold Project. Challis has a historic (not current) 43-101 geological report showing a 313,825 ounce gold resource at a grade of 1.22 grams per ton. Since the project was last mined in the late 1920s when miners focused underground on veins grading better than 1 ounce/ton, the project has been dormant. There is great potential, including low-strip-ratio resources with an excellent upside potential. Bob believes that with additional exploration, Challis can become a significant resource.

After forming NPRC and acquiring the Challis Gold Project, Bob looked through his extensive rolodex of mining industry contacts. Several leading investors were impressed and decided to invest in the private company. Bob successfully raised millions of dollars for NPRC. Upon hearing of the acquisition of NPRC by U.S. Gold Corp., several of these investors decided to commit additional capital. Overall, we raised an additional $8 million upon the closing of the acquisition in mid-August. We now have a stronger balance sheet, with no long-term debt and cash to fund our operations for at least the next 12 months.

One of Bob’s close contacts is another mining industry veteran: George Bee. George became an initial investor in NPRC. As U.S. Gold Corp. entered into discussions to acquire NPRC, George and his team of industry-leading consultants conducted extensive due diligence on our projects. George was particularly attracted to our Copper King Project as he is one of the world’s leading mine builders and developers. George’s due diligence confirmed our opinion on Copper King’s potential, and George saw the opportunity to come out of early retirement to lead this development project forward.

U.S. Gold Corp. conducted extensive due diligence on Northern Panther Resource Corporation. The Board engaged an independent mining investment bank located in Canada to thoroughly review the transaction and valuation and provide a fairness opinion on the acquisition. After months of discussions and negotiations, the transaction closed in mid-August.

Strengthening the Management Team

Immediately after closing the NPRC acquisition, U.S. Gold Corp. appointed George Bee as our new President. George is one of the mining industry’s most senior mine developers, builders and operators. George spent a successful 16-year career with Barrick Gold. He was the mine manager for the Goldstrike mine in Nevada, one of the largest mines in North America. He also has experience at junior exploration companies. George was also Chief Operating Officer of Aurelian Resources. After amazing discovery success, Aurelian was sold to Kinross for C$1.2 billion.

Suite 102, Box 604	www.usgoldcorp.gold
1910 E Idaho Street	ir@usgoldcorp.com
Elko, NV 89801	+1-800-557-4550

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With George’s solid technical background and experience, our shareholders can rest comfortably knowing all of our projects are in a steady set of hands. George is leading the drive forward on all of our projects. He is laser focused on moving the CK Gold Project forward from the Preliminary Economic Assessment (PEA) level to the Pre-Feasibility Study (PFS) level. George has decided to rename the Copper King project to the CK Gold Project to more accurately reflect gold’s high contribution to the deposits’ economics.

To complete our strengthening of the internal management team, we knew we needed to add a strong, full-time Chief Financial Officer. U.S. Gold Corp. is pleased to welcome Eric Alexander. Eric is a Certified Public Account and very experienced mining industry financial professional. He was the former Chief Financial Officer of Pershing Gold Corporation. Pershing’s asset was the Relief Canyon mine, and Eric oversaw the company’s development of the project from the PEA level through PFS and full bankable feasibility study. Pershing was acquired by America’s Gold and the Relief Canyon mine is scheduled to commence commercial production by the end of the year. Eric’s direct experience with bringing an asset from the PEA level into production should benefit our shareholders as George Bee and his team move the CK Gold Project forward.

CK Gold Project – Significant Value in a Rising Gold Price Environment

Our CK Gold Project, located just outside of Cheyenne, Wyoming, is our flagship asset. All of us believe that the CK Gold Project alone is potentially worth more than our current market capitalization. The project has a PEA report authored by Mine Development Associates (MDA), dated December 5, 2017, showing a $178.5 million net present value (NPV) at a 5% discount at $1,270 gold and $2.80 copper prices. The projected internal rate of return (IRR) on the project is a robust annualized 33.1%. With the results from our Summer 2018 exploration efforts, we believe we have significantly increased the value of this property over the stated PEA. Datamine has produced a new exploration model showing isograde-shells for gold, copper, silver and zinc values. Datamine’s work shows us there is additional exploration upside and the deposit remains open to the southeast. As you know, stocks can remain undervalued for surprisingly long periods. However, we believe there is substantial value in the CK Gold Project, and that the company as a whole is undervalued.

We internally updated the economics of the CK Gold Project deposit in early 2020 by using the sensitivity tables in the PEA and using $1600 gold and $2.80 copper. At these input price levels, the deposit shows an NPV at a 5% discount rate of $322.1 million and an IRR of 52%. These are impressive numbers and show our shareholders the leverage this type of development project can provide to potential upside in metals prices.

After completing two district-wide geophysical studies at the CK Gold Project in 2017, U.S. Gold Corp. designed an exploration drill program. A December 2017 western step-out hole hit additional mineralization. This hole was 200 meters from the previously known historic deposit. This was a very exciting development for the entire team as it showed us that the deposit could expand. The mineralization encountered was lower grade, but the consistency of the grades indicated it was potentially economic ore, especially at current gold prices.

In 2018, we followed up on our 2017 discovery success with an additional eight-hole exploration program. All of these holes were drilled to the west of the existing known deposit. Five of the eight holes encountered additional mineralization indicating that the CK Gold Project could have significant expansion potential. Another major development for us was the recognition of the presence of silver and zinc in the drill holes. Combined with the gold and copper, this made the mineralization even more potentially valuable.

Suite 102, Box 604	www.usgoldcorp.gold
1910 E Idaho Street	ir@usgoldcorp.com
Elko, NV 89801	+1-800-557-4550

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In order to better understand the overall geology and future exploration potential of the CK Gold deposit, U.S. Gold Corp. hired Datamine of Denver, Colorado in 2018 to produce an updated exploration model.

We met with Datamine in Denver at the end of January 2019 and reviewed their work. All of us were very impressed with the results. It is clear to our entire team that the deposit is open to the southeast. This will be a major focus of our 2020 exploration programs, leaving aside, for now, that many holes defining the resource bottom out, still showing mineralization. In addition, Datamine produced individual isograde-shells showing the deposit for gold, copper, silver and zinc. Attractive grades for all the metals exist. This is another exciting development for us. The historic $178.5 million NPV out of the PEA done by MDA only recovered gold and copper. Datamine’s work shows that there is valuable bi-product silver and zinc also included in the main deposit that might be recoverable.

Our shareholders should be very excited with these results. As a recap on the CK Gold Project:

1.	From our internal calculations, we know that the previously defined gold/copper deposit has a potential NPV of $322.1 million at $1600 gold and $2.80 copper. The IRR is a robust 52%.
2.	This historic MDA model does not include silver or zinc credits.
3.	Our 2017 and 2018 drilling increased the overall metal endowment. This has not yet been included in any updated resource reports.
4.	Datamine’s exploration model shows the deposit is potentially open to the southeast and southwest.
5.	George Bee, one of the world’s most accomplished mine developers, is now managing the entire project.
6.	We are advancing the CK Gold Project to a Pre-Feasibility Study (PFS) due in 2021.
7.	Drilling started in early September and will continue through November.
8.	Drilling will focus on metallurgy, geo-technical studies and hydrology.
9.	In addition, to set the stage for potential feasibility, permitting and rapid development, we have initiated baseline studies, environmental studies, mine plan design and permit preparation.

2020 is a busy time for us at the CK Gold Project. George is focused on advancing the deposit from the PEA level to a PFS. We are working with some of the leading mining industry consultants, including Dr. Marc LeVier, former Head of Metallurgy at Newmont, and Mr. Marc Jorgensen, metallurgist and mine engineer. With a new focus on metallurgical recovery, including a focus on enhancing recovery of the native copper and gold, which were not optimized for the PEA that relied merely on the flotation of sulfide mineral, we expect project economics to improve. The PFS is designed to be very thorough and will include metallurgy, baseline studies, hydrology, mine plan analysis and potential production facility options to a level of detail well beyond customary PFS studies.

In addition to the PFS studies, we plan to continue to expand the known resource, update the economics and advance the project towards a potential production decision by gathering additional data now at minimal incremental cost. Additional metallurgy, permitting and environmental studies are commencing. The CK Gold Project is located on state of Wyoming claims, and the state has a 5% net smelter royalty (NSR) on the project. This is an attractive economic incentive for the state and we believe that this will help us as we move closer to a production decision. Potential CAPEX to build out the production facility will be updated in the PFS for current industry prices. In our work beyond the prior PEA, we believe the potential production profile can be advanced from the PEA rate of 9800 tons per day, improving economic performance and return on investment while still showing an attractive mine life.

Suite 102, Box 604	www.usgoldcorp.gold
1910 E Idaho Street	ir@usgoldcorp.com
Elko, NV 89801	+1-800-557-4550

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Continued Optimism on Keystone on the Cortez Trend in Nevada

Our 2019 exploration program at Keystone gave us our best hole drilled to date on the project. KEY19-05rc was drilled in the Nina Skarn target area. The hole showed interesting gold intercepts and ongoing analysis leads us to believe we are in the halo of a potential skarn deposit. Additional detailed work is being done on this target and will be a focus of our future follow-up programs. The near-surface skarns in the upper plate rocks with potential low strip ratios offer the opportunity to pursue open pit heap leach project development. Pursuing this type of development implies a potentially lower capital hurdle and faster implementation.

Keystone is a large exploration property, and as demonstrated by the discoveries up trend, the lower plate Wenban formations offer the potential of much larger sulfide targets. Although we believe we are close to a potential world-class discovery, the targets are deep and the drilling is costly. We have been in discussions with a few interested parties to potentially partner with to move the future Keystone exploration program forward. In due course, we intend to pursue our very promising deeper targets, but we recognize that Keystone could benefit from a partner who understands the geological potential of the project and is willing to fund the exploration budget this project needs.

Ken Coleman, our Senior Project Geologist, has been hard at work on Keystone this year, coordinating with George on our future proposed exploration plans. As Keystone is on Bureau of Land Management (BLM) Federal Government ground, we need to update our overall permitted disturbance allowed under our effective plan of operations (POO). Cultural and environmental surveys are being planned so we can start the dirt work for our needed roads and drill pads before we can mobilize the exploration drill rigs to the project. We will continue to update our shareholders on this high-potential project.

Opportunity at Maggie Creek on the Carlin Trend in Nevada

In September 2019, we acquired Orevada Metals. Orevada holds an option to acquire up to a 70% interest in the Maggie Creek Project. We believe that Maggie Creek is a high-potential gold exploration opportunity. It is located on the Carlin Trend, close to Newmont’s Gold Quarry mine. Preliminary geological interpretations show major structures could extend onto the property. Orevada hired well-known Nevada exploration specialist John Norby to conduct a thorough exploration review. Ken Coleman coordinated a district-wide gravity survey at Maggie Creek in 2020. This is the first time this has been done on all the Maggie Creek claims. More work is being done and future exploration programs are currently being designed. The project looks very perspective and we all believe that Maggie Creek has the potential for world-class gold discoveries.

Our Newest Property – The Challis Gold Project in Idaho

We acquired the Challis Gold Project with the acquisition of Northern Panther Resource Corporation in August 2020. Challis is located in Idaho, about 75 kilometers southwest of Salmon. Challis has a historic (not current) 43-101 geological report showing a 313,825 ounce gold resource at a grade of 1.22 grams per ton. We believe that the project has a potential low strip ratio and excellent upside potential. This historic resource is located on just a small section of the project claims. Recently, George Bee, Ken Coleman and Bob Schafer were in Idaho at the site of the Challis Gold Project. Having walked the ground and seen the historic workings, our team believes that, with some additional exploration programs, we can increase the historic resource. Plans are in the works for detailed mapping, and initial soil sampling is already ongoing. In addition, we are starting the permitting process to get a POO in place at the Challis Gold Project. In the shadow of other operating mines and deposits in the area, we feel Challis has substantial upside exploration possibilities and could be a potential value source for our shareholders.

Suite 102, Box 604	www.usgoldcorp.gold
1910 E Idaho Street	ir@usgoldcorp.com
Elko, NV 89801	+1-800-557-4550

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Corporate Operating Highlights

As of the writing of this letter, we have only 3.65 million common shares outstanding. The Company has a solid cash balance in treasury and our exploration and development programs are funded for at least the next 12 months. U.S. Gold Corp. currently has no long-term debt. The Company does have two classes of common stock-equivalent preferred shares as a result of the NPRC acquisition.

Gold exploration is a high-risk business, but the potential rewards can be substantial when discoveries are found and promising projects are moved toward production. Our entire team is working daily as hard as we can, with a sole focus on moving all of our projects forward to enhance shareholder value. On behalf of the entire management team and Board of Directors, we would like to thank you for your support as we continue to advance the company.

Sincerely yours,

U.S. Gold Corp.

Edward Karr

Edward Karr

Chief Executive Officer

For more information, I encourage you to contact the Company, at ir@usgoldcorp.gold or visit the web site at www.usgoldcorp.gold

U.S. Gold Corp. periodically sends news via email to its shareholders and interested investors. If you would like to receive these communications, please sign up to receive U.S. Gold Corp. news releases at: http://ir.usgoldcorp.gold/

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Suite 102, Box 604	www.usgoldcorp.gold
1910 E Idaho Street	ir@usgoldcorp.com
Elko, NV 89801	+1-800-557-4550

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Safe Harbor

Certain statements in this shareholder letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements, including statements related to the results of and resulting interpretations of Keystone exploration data and indication, the possibility and positive outlook for additional mineralization deposits at Keystone, the Datamine comprehensive drill hole analysis at Copper King, the possibility and positive outlook for additional mineralization at Copper King, the expansion of Copper King to the west and southwest, and whether strategic interpretation at Keystone and Copper King will provide accurate indications for mineral discovery. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, COVID-19 risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future drilling programs, the success or failure of future drilling programs, changes to assumptions contained in the PEA, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold

Suite 102, Box 604	www.usgoldcorp.gold
1910 E Idaho Street	ir@usgoldcorp.com
Elko, NV 89801	+1-800-557-4550

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